EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Sarah Carmody, Investor Relations 617.779.7892 scarmody@amicas.com

AMICAS REPORTS FINANCIAL RESULTS FOR THE SECOND
QUARTER ENDED JUNE 30, 2006
Boston, MA, August 3, 2006 /PRNewswire/ — AMICAS, Inc. (Nasdaq: AMCS), a leader in radiology and medical image and information management solutions, today reported unaudited financial results for the second quarter ended June 30, 2006.
Total revenues for the second quarter of 2006 were $12.2 million compared to $12.8 million for the corresponding quarter in 2005. Operating loss for the second quarter of 2006 was $533,000 compared to a loss of $562,000 for the second quarter of 2005. The company’s net income from continuing operations for the second quarter of 2006 was $319,000, or $0.01 per share, compared to a net loss from continuing operations of $31,000, or $(0.00) per share, for the second quarter of 2005. In the second quarter of 2006, both operating loss and net income from continuing operations included $455,000 of non-cash stock-based compensation expense and approximately $804,000 of depreciation and amortization. In the second quarter of 2005, both operating loss and net income from continuing operations included $800,000 of restructuring, settlement, severance or impairment charges and approximately $956,000 of depreciation and amortization.
Total revenues for the first six months of 2006 were $26.2 million compared to $24.9 million for the first six months of 2005. Operating loss for the first six months of 2006 was $1.6 million compared to a loss of $4.0 million for the first six months of 2005. The company’s net income from continuing operations for the first six months of 2006 was $65,000, or $0.00 per share, compared to a net loss from continuing operations of $2.3 million, or $(0.05) per share, for the first six months of 2005. For the first six months of 2006, both operating loss and net income from continuing operations included $914,000 of stock-based compensation expense, an expense of approximately $500,000 related to the company’s previously disclosed service revenue inquiry and approximately $1.6 million of depreciation and amortization. For the first six months of 2005, both operating loss and net income from continuing operations included $2.6 million of restructuring, settlement, severance or impairment charges and approximately $2.0 million of depreciation and amortization.
AMICAS ended the quarter with cash, cash equivalents and marketable debt securities balance of $72.0 million, no long-term debt and working capital of $69.9 million. For the second quarter ended June 30, 2006 net cash provided by operations was $1.2 million. In addition, during the second quarter of 2006, the company repurchased approximately 3,605,059 shares of its common stock for an aggregate of $12.1 million.
Business Perspective
Dr. Stephen Kahane, CEO and chairman of AMICAS said, “The need for more and better image and information automation support in healthcare is dramatic. There is a very important role for AMICAS to play in this exciting market. We believe that AMICAS is well positioned as an innovative, strong independent image and information management solution provider for radiology groups, imaging centers and hospitals. The AMICAS team is committed to our market focus, to customer success and to innovation. We believe that radiology groups, imaging centers and hospitals alike must invest heavily in technology solutions, such as PACS, to enhance their efficiency and market position.

The AMICAS Vision Series product line has the functionality, ease of use and scalability to help ensure that both imaging centers and hospitals can continue to operate effectively and profitably.”
Dr. Kahane continued, “We believe that as word of our product quality continues to spread and as our distribution capacity increases and matures, AMICAS will emerge as a leading independent image and information management company in the healthcare industry. We believe that this market needs an innovative, top-flight company focused on the IT needs of imaging businesses and that AMICAS can fill that role.”
“We expect AMICAS to continue on the right path to deliver growth by focusing on expanding our distribution channels, improving marketing and improving sales execution,” said Peter McClennen, president and COO of AMICAS. “As previously announced we have increased our sales force and expanded our sales presence in key demographic regions. We also recently expanded our marketing team with the hiring of Paul Merrild, an experienced and knowledgeable radiology & PACS industry veteran as our vice president of marketing. Paul’s key responsibility is to help us improve AMICAS’ commercial execution. Paul joined AMICAS from GE Healthcare.”
Mr. McClennen continued, “We are focused on building a great company. We believe the AMICAS team has done a great job creating the foundation for growth with a focus on customer success and innovation. We have significantly improved our marketing muscle and have built the infrastructural operating rigor that we expect will deliver revenue growth and increased profitability.”
Looking Forward
AMICAS expects total revenues for fiscal year 2006 to be approximately $53 million, down from the company’s previously provided guidance range. Net income is expected to be approximately even for the year. These estimates include the impact of stock-based compensation expense currently expected to be approximately three percent of revenue. The company is not providing forecast margins for the fourth quarter of 2006. Currently, the company plans to provide guidance for 2007 when it releases results for the third quarter of 2006.
Conference Call
AMICAS will host a conference call on Friday, August 4th at 8:30 a.m. Eastern Time to discuss the company’s second quarter fiscal 2006 results. Investors and other interested parties may dial into the call using the toll free number 1.800.362.0571 (conference ID: 7AMICAS). The conference call will also be available via Webcast at www.amicas.com. Following the conclusion of the call, a replay will be available at 800.283.9429 or 402.220.0871 until September 4, 2006.
About AMICAS, Inc.
AMICAS, Inc. (www.amicas.com) is a leader in radiology and medical image and information management solutions. The AMICAS® Vision Series™ products provide a complete, end-to-end solution for imaging centers, ambulatory care facilities, and radiology practices. Acute care and hospital clients are provided a fully-integrated, HIS/RIS-independent PACS, featuring advanced enterprise workflow support and scalable design. Complementing the Vision Series product family is AMICAS Insight™ Solutions, a set of client-centered professional and consulting services that assist our customers with a well-planned transition to a digital enterprise.
Safe Harbor Statement
Except for the historical information herein, the matters discussed in this release include forward-looking statements. In particular, the forward-looking statements contained in this release include statements about future financial and operating results. When used in this press release, the words: believes, intends, plans, anticipates, expects, estimates, and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause actual results to differ materially which include, but are not limited to, the following: a significant portion of the company’s quarterly sales are concluded in the last month of the fiscal quarter; the length of sales and delivery cycles; the deferral and/or realization of deferred software license and system revenues according to contract terms; the timing, cost and success or failure of current and new product and service introductions and product upgrade releases; potential patent infringement claims against AMICAS and the related defense costs; the ability of AMICAS to comply with all government laws, rules and regulations; and other risks affecting AMICAS’ businesses generally and as set forth in AMICAS’ most recent filings with the Securities and Exchange Commission. All forward-looking statements in this release are qualified by these cautionary statements and are made only as of the date of this release. AMICAS is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise. The financial statements and information as of, and for the period ended, June 30, 2006 contained in this press release are subject to review by the company’s independent registered public accounting firm.

AMICAS, Inc.
Condensed Consolidated Balance Sheet
(Unaudited)
(In thousands, except share data)

	June 30,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$40,294	$82,214
Marketable debt securities	31,663	—
Accounts receivable, net	13,691	15,316
Computer hardware held for resale	164	127
Prepaid expenses and other current assets	1,712	1,025

Total current assets	87,524	98,682
Property and equipment, net	1,209	1,259
Goodwill	27,313	27,313
Acquired/developed software, net	8,644	9,623
Other intangible assets, net	2,298	2,511
Other assets	859	897

Total assets	$127,847	$140,285

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$7,237	$11,151
Deferred revenue, including unearned discounts	10,434	8,495

Total current liabilities	17,671	19,646
Other liabilities, primarily unearned discounts	563	726
Stockholders’ equity:
Preferred stock $.001 par value; 2,000,000 shares authorized; none issued and outstanding	—	—
Common stock $.001 par value; 200,000,000 shares authorized; 50,774,248 and 50,355,684 shares issued	51	50
Additional paid-in capital	224,949	222,927
Accumulated deficit	(96,775)	(96,592)
Treasury stock, at cost, 5,590,561 shares and 1,985,502 shares	(18,612)	(6,472)

Total stockholders’ equity	109,613	119,913

Total liabilities and stockholders’ equity	$127,847	$140,285

AMICAS, Inc.
Consolidated Statements of Operations
Three and six months ended June 30, 2006
(Unaudited)
(In thousands, except per share data)

	Three Months Ended,		Six Months Ended,
	June 30,		June 30,
	2006	2005	2006	2005
Revenues
Maintenance and services	$9,226	$8,933	$18,167	$17,355
Software licenses and system sales	2,994	3,863	8,024	7,524

Total revenues	12,220	12,796	26,191	24,879

Costs and expenses
Cost of revenues:
Maintenance and services [1]	3,702	3,497	7,278	6,723
Software licenses and system sales	1,389	1,381	4,205	2,812

Gross Margin	7,129	7,918	14,708	15,344

Selling, general and administrative [2]	5,056	5,002	11,233	11,200
Research and development[3]	2,291	2,211	4,455	4,569
Depreciation and amortization	315	467	647	961
Settlement, severance and impairment charges	—	468	—	1,554
Restructuring charges	—	332	—	1,023

Total Operating Expenses	7,662	8,480	16,335	19,307

Operating income (loss)	(533)	(562)	(1,627)	(3,963)

Interest income	928	514	1,787	929
Interest expense	—	(2)	—	(749)

Income (loss) from continuing operations, before income taxes	395	(50)	160	(3,783)
(Benefit) provision for income taxes	76	(19)	95	(1,500)

Income (loss) from continuing operations	(31)	(31)	65	(2,283)
Gain (loss) on Sale of discontinued operations, net	—	—	(248)	46,070
Income (loss) from discontinued operations	—	—	—	—

Net income (loss)	$319	$(31)	$(183)	$43,787

Net income (loss) per share
Basic:
Continuing operations	$0.01	$(0.00)	$0.00	$(0.05)
Discontinued operations	0.00	0.00	(0.01)	1.03

	$0.01	0.00	$(0.00)	$0.98

Diluted:
Continuing operations	$0.01	$(0.00)	$(0.00)	$(0.05)
Discontinued operations	0.00	0.00	(0.00)	1.03

	$0.01	$(0.00)	$(0.00)	$0.98

Weighted average number of shares outstanding:
Basic	45,275	45,169	48,089	44,897
Diluted	46,538	45,169	49,666	44,897
(1) Includes $8,000 and $23,000 in stock-based compensation expense for the three and six months ended June 30, 2006.
(2) Includes $0.4 million and $0.8 million in stock-based compensation expense for the three and six months ended June 30, 2006.
(3) Includes $42,000 and $87,000 in stock-based compensation expense for the three and six months ended June 30, 2006.